Exhibit 99.1

Live Ventures Reports Fiscal Third Quarter 2022

Financial Results

LAS VEGAS, August 11, 2022 -- Live Ventures Incorporated (Nasdaq: LIVE), (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal third quarter ended June 30, 2022.

Third Quarter FY 2022 Key Highlights:

•
Revenue of $68.3 million
•
Gross Profit of $22.3 million
•
Adjusted EBITDA¹ of $8.8 million
•
Net income was $3.5 million and diluted earnings per share (“EPS”) were $1.11 per share
•
Acquired The Kinetic Co., Inc. (“Kinetic”), a highly regarded brand name in the production of industrial knives and hardened wear products
•
Repurchased 14,160 shares of common stock at an average price of $23.31
•
Total assets of $262.8 million
•
Approximately $35.6 million of cash and availability under our credit facilities

“We are pleased that we delivered solid operating and financial results in our fiscal third quarter despite increased inflationary pressures during the quarter,” commented David Verret, Chief Financial Officer of Live Ventures. “While the business environment remains challenging, we remain optimistic that we can navigate the obstacles in the current business environment in order to drive long-term returns for stockholders.”

“During our fiscal third quarter we continued to execute our multi-lever strategic plan to maximize stockholder value by both adding Kinetic to our growing steel manufacturing segment and repurchasing 14,160 of our common shares during the quarter,” stated Jon Isaac, President and CEO of Live Ventures.

Third Quarter FY 2022 Financial Summary (in thousands except per share amounts)

	During the three months ended June 30,
	2022	2021	% Change
Revenue	$ 68,269	$ 69,095	-1.2%
Operating Income	$ 5,864	$ 8,232	-28.8%
Net income	$ 3,472	$ 9,938	-65.1%
Diluted earnings per share	$ 1.11	$ 3.01	-63.2%

Third quarter 2022 revenue of $68.3 million decreased 1.2% due to decreased revenue in the Retail and Flooring Manufacturing segments. The decrease was partially offset by increased revenue in the Steel Manufacturing Segment due to inflationary price increases and the Corporate and Other Segment due to the addition of Salomon Whitney LLC (“SW Financial”) as a consolidated variable interest entity (“VIE”) during fiscal 2021.

Operating income of $5.9 million for the third quarter of 2022 decreased 28.8%, as compared with the prior year period, primarily due to decreased revenues coupled with inflationary cost increases in costs of goods sold and general and administrative expenses.

Net income of $3.5 million for the three months ended June 30, 2022 decreased $6.5 million, or 65.1%, as compared with the prior year period. The decrease is primarily attributable to the fiscal year 2021 gains on settlement of debts of approximately $5.4 million, including a gain on payroll protection program loan forgiveness. Diluted EPS for the current quarter was $1.11 per share, a decrease of 63.2% as compared with the prior year period.

Adjusted EBITDA of $8.8 million decreased approximately $0.9 million, or 9.5%, for the third quarter of 2022 as compared to the prior year period. The decrease in EBITDA is primarily due to the decrease in revenue and an increase in the cost of revenue due to inflationary pressures.

As of June 30, 2022, the Company had total cash availability of $35.6 million, consisting of cash on hand of $3.6 million and cash availability under its various lines of credit of $32.0 million, and total assets of $262.8 million. Stockholders’ equity was $98.0 million as of June 30, 2022.

Third Quarter FY 2022 Segment Results (in thousands)

	During the three months ended June 30,
	2022	2021	% Change
Revenue
Retail	$ 19,227	$ 21,719	-11.5%
Flooring Manufacturing	32,188	34,234	-6.0%
Steel Manufacturing	14,974	13,018	15.0%
Corporate & other	1,880	124	1416.1%
	$ 68,269	$ 69,095	-1.2%

	During the three months ended June 30,
	2022	2021	% Change
Operating Income (loss)
Retail	$ 2,202	$ 3,860	-43.0%
Flooring Manufacturing	3,289	3,997	-17.7%
Steel Manufacturing	1,268	1,928	-34.2%
Corporate & other	(895)	(1,553)	42.4%
	$ 5,864	$ 8,232	-28.8%

	During the three months ended June 30,
	2022	2021	% Change
Adjusted EBITDA
Retail	$ 2,456	$ 4,239	-42.1%
Flooring Manufacturing	3,927	4,762	-17.5%
Steel Manufacturing	2,441	2,069	18.0%
Corporate & other	16	(1,300)	NA
Total Adjusted EBITDA	$ 8,840	$ 9,770	-9.5%

Adjusted EBITDA as a percentage of revenue
Retail	12.8%	19.5%
Flooring Manufacturing	12.2%	13.9%
Steel Manufacturing	16.3%	15.9%
Corporate & other	0.9%	-1048.4%
Consolidated adjusted EBITDA	12.9%	14.1%
as a percentage of revenue

Retail

Third quarter 2022 Retail Segment revenue of $19.2 million decreased approximately $2.5 million or 11.5%, as compared with the prior year period, the decrease is primarily due to reduced demand as a result of inflationary factors. Cost of revenue as a percentage of sales increased slightly in the current quarter. General and administrative expenses as a percentage of revenues increased primarily due to increases in employee compensation and related costs. Current quarter operating income was approximately $2.2 million as compared to operating income of approximately $3.9 million for the prior year period.

Flooring Manufacturing

Third quarter 2022 Flooring Manufacturing Segment revenue of $32.2 million decreased approximately $2.0 million, or 6.0%, as compared with the prior year period, primarily due to reduced customer demand. Cost of revenue increased primarily due to increases in raw material costs as a result of inflationary pressures. The increase in the cost of revenue was partially offset by a decrease in general and administrative expenses primarily due to decreases in taxes and license costs, as well as employee compensation costs as a result of decreased bonuses. Current quarter operating income was approximately $3.3 million as compared to operating income of approximately $4.0 million for the prior year period.

Steel Manufacturing

Third quarter 2022 Steel Manufacturing Segment revenue of $15.0 million increased approximately $2.0 million, or 15.0%, as compared with the prior year period, primarily due to increasing sales prices resulting from rising costs. Cost of revenue for the second quarter of 2022 increased in line with the increase in revenue. Current period operating income was approximately $1.3 million as compared to operating income of approximately $1.9 million in the prior year period. Current period operating income includes approximately $1.0 million of non-recurring acquisition costs related to the acquisition of Kinetic.

Corporate and Other

Third quarter 2022 Corporate and other revenue increased approximately $1.8 million, primarily due to the addition of SW Financial as a consolidated VIE during fiscal 2021. Current quarter operating loss was approximately $0.9 million, as compared to a loss of approximately $1.6 million in the prior period.

Nine Months FY 2022 Financial Summary (in thousands except per share amounts)

	During the nine months ended June 30,
	2022	2021	% Change
Revenue	$ 213,133	$ 202,439	5.3%
Operating Income	$ 24,720	$ 26,648	-7.2%
Net income	$ 25,376	$ 24,085	5.4%
Diluted earnings per share	$ 8.01	$ 7.31	9.5%

Revenue increased approximately $10.7 million, or 5.3%, to $213.1 million for the nine months ended June 30, 2022, as compared to the prior year period. Revenue primarily increased due to inflationary price increases and due to the addition of SW Financial as a consolidated VIE during fiscal 2021. For the nine months ended operating income of $24.7 million decreased 7.2%, as compared with the prior year period.

For the nine months ended June 30, 2022, net income of $25.4 million increased $1.3 million, or 5.4%, as compared with the prior year period. The increase is primarily attributable to fiscal year 2022 gains on settlement of debts of approximately $11.4 million. Diluted EPS for the current period was $8.01 per share, an increase of 9.5% as compared with the prior year period.

For the nine months ended June 30, 2022, adjusted EBITDA of $31.2 million decreased approximately $1.8 million, or 5.5%, as compared with the prior year period.

Nine Months FY 2022 Segment Results (in thousands)

	During the nine months ended June 30,
	2022	2021	% Change
Revenue
Retail	$ 66,179	$ 68,092	-2.8%
Flooring Manufacturing	97,832	97,428	0.4%
Steel Manufacturing	41,367	36,546	13.2%
Corporate & other	7,755	373	1979.1%
	$ 213,133	$ 202,439	5.3%

	During the nine months ended June 30,
	2022	2021	% Change
Operating Income (loss)
Retail	$ 10,144	$ 13,424	-24.4%
Flooring Manufacturing	11,772	14,158	-16.9%
Steel Manufacturing	5,641	3,814	47.9%
Corporate & other	(2,837)	(4,748)	40.2%
	$ 24,720	$ 26,648	-7.2%

	During the nine months ended June 30,
	2022	2021	% Change
Adjusted EBITDA
Retail	$ 11,270	$ 14,833	-24.0%
Flooring Manufacturing	13,761	16,586	-17.0%
Steel Manufacturing	7,113	4,600	54.6%
Corporate & other	(951)	(2,999)	68.3%
Total Adjusted EBITDA	$ 31,193	$ 33,020	-5.5%

Adjusted EBITDA as a percentage of revenue
Retail	17.0%	21.8%
Flooring Manufacturing	14.1%	17.0%
Steel Manufacturing	17.2%	12.6%
Corporate & other	-12.3%	-804.0%
Consolidated adjusted EBITDA	14.6%	16.3%
as a percentage of revenue

Retail

Revenue for the nine months ended June 30, 2022, decreased approximately $1.9 million, or 2.8%, as compared to the prior year, primarily due to the impact of additional U.S. Government stimulus payments during the prior year’s period that allowed for more discretionary consumer spending in that period at Vintage Stock locations. Cost of revenue increased due to changes in product mix, as well as other inflationary pressures. General and administrative expenses increased primarily due to increases in employee compensation and related costs. Operating income was approximately $10.1 million as compared to operating income of approximately $13.4 million for the prior year period.

Flooring Manufacturing

Revenue for the nine months ended June 30, 2022, increased approximately $0.4 million, or 0.4%, as compared to the prior year period. Cost of revenue increased primarily due to increases in raw material costs as compared with the prior year period. The increase in the cost of revenue was partially offset by a decrease in general and administrative expenses primarily due to decreases in taxes and license costs, as well as employee compensation costs as a result of decreased bonuses. Operating income for the nine months ended June 30, 2022 was approximately $11.8 million as compared to operating income of approximately $14.2 million for the prior year period.

Steel Manufacturing

Revenue for the nine months ended June 30, 2022, increased $4.8 million, or 13.2%, as compared to the prior year period, primarily due to increased sales prices resulting from rising costs. Cost of revenue decreased as a percentage of sales due to improved manufacturing efficiencies. Operating income for the nine months ended

June 30, 2022 was approximately $5.6 million as compared to operating income of approximately $3.8 million in the prior period. Current period operating income includes approximately $1.0 million of non-recurring acquisition costs related to the acquisition of Kinetic. The increase in operating income is primarily due to an increase in gross profit.

Corporate and Other

Revenues for the nine months ended June 30, 2022, increased by $7.4 million, primarily due to the addition of SW Financial as a consolidated VIE during fiscal 2021. General and administrative expenses increased at the corporate level primarily due to the addition of SW Financial. Operating loss for the nine months ended June 30, 2022 was approximately $2.8 million, as compared to a loss of approximately $4.7 million in the prior period.

Non-GAAP Financial Information

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and “Adjusted EBITDA.” Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures, and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flows available to fund all of our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated should not be compared to any similarly titled measures reported by other companies.

About Live Ventures

Live Ventures is a growing, diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector agnostic and focuses on well-run, closely-held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011 Jon Isaac, CEO and strategic investor took over the company and in 2015, refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, entertainment, and financial services industries.

About Our Main Operating Subsidiaries

Marquis Industries

Based in Chatsworth, GA, and acquired by Live Ventures in 2015, Marquis Industries, Inc. (“Marquis”) is a leading manufacturer of residential and commercial carpets sold primarily in North America and focused on residential, niche commercial, and hospitality end-markets. In addition to a diverse offering of carpeting products, Marquis Industries also designs, sources, and sells hard-surface flooring products.

Vintage Stock

Based in Joplin, MO, and acquired by Live Ventures in 2016, Vintage Stock Inc. (“Vintage Stock”) is an award-winning specialty entertainment retailer that sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more through a unique buy-sell-trade model. Vintage Stock sells through its 65 retail stores and its website, allowing the company to ship products worldwide directly to the customer’s doorstep.

Precision Marshall

Based in Washington, PA, and acquired by Live Ventures in 2020, Precision Industries, Inc. (“Precision Marshall”) is a leading manufacturer of premium steel tools and specialty alloys. Precision Marshall manufactures pre-finished decarb-free tool and die steel. For over 70 years, Precision Marshall has been known by steel distributors for its quick and accurate service and has led the industry with exemplary availability and value-added processing. In June 2022, Precision Marshall acquired The Kinetic Co., Inc. a highly regarded brand name in the production of industrial knives and hardened wear products.

Salomon Whitney

Based in Melville, NY, Salomon Whitney LLC (“Salomon Whitney”), and acquired in June 2021, is a licensed broker-dealer and investment bank offering clients a broad range of products and services, including broker retailing of corporate equity and debt securities, private placement of securities, corporate finance consulting regarding mergers and acquisitions, broker selling of variable life insurance or annuities, and broker retailing of U.S. government and municipal securities. Salomon Whitney has over 70 registered representatives and is licensed to operate in all 50 states. As of December 31, 2021, Live Ventures owns a 24.9% interest in Salomon Whitney. However, Salomon Whitney is consolidated into Live Ventures’ financial statements as a variable interest entity.

Contact:

Live Ventures Incorporated

Greg Powell, Director of Investor Relations

725.500.5597

gpowell@liveventures.com

www.liveventures.com

Source: Live Ventures Incorporated

LIVE VENTURES INCORPORATED

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	June 30, 2022	September 30, 2021
	(Unaudited)
Assets
Cash	$3,625	$4,664
Trade receivables, net of allowance for doubtful accounts of approximately $56,000 at June 30, 2022 and $61,000 at September 30, 2021	24,974	21,559
Inventories, net of reserves of approximately $2.3 million at June 30, 2022, and approximately $1.8 million at September 30, 2021	95,961	70,747
Prepaid expenses and other current assets	4,596	1,640
Debtor in possession assets	—	180
Total current assets	129,156	98,790
Property and equipment, net of accumulated depreciation of approximately $24.4 million at June 30, 2022, and approximately $20.6 million at September 30, 2021	52,437	35,632
Right of use asset - operating leases	31,487	30,466
Deposits and other assets	1,043	682
Intangible assets, net of accumulated amortization of approximately $2.9 million at June 30, 2022, and approximately $2.2 million at September 30, 2021	4,991	4,697
Goodwill	43,653	41,471
Total assets	$262,767	$211,738
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$17,016	$10,644
Accrued liabilities	13,689	17,048
Income taxes payable	395	876
Current portion of lease obligations - operating leases	7,293	7,202
Current portion of lease obligations - finance leases	376	—
Current portion of long-term debt	18,418	16,055
Current portion of notes payable related parties	—	2,000
Debtor-in-possession liabilities	—	11,135
Total current liabilities	57,187	64,960
Long-term debt, net of current portion	58,475	37,559
Lease obligation long term - operating leases	31,014	29,343
Lease obligation long term - finance leases	7,803	—
Notes payable related parties, net of current portion	4,000	2,000
Deferred taxes	5,326	2,796
Other non-current liabilities	997	—
Total liabilities	164,802	136,658
Commitments and contingencies
Stockholders' equity:
Series B convertible preferred stock, $0.001 par value, 1,000,000 shares authorized, 0 and 315,790 shares issued and outstanding at June 30, 2022 and September 30, 2021, respectively	—	—
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 shares issued and outstanding at June 30, 2022 and September 30, 2021, respectively, with a liquidation preference of $0.30 per share outstanding	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,081,456 and 1,582,334 shares issued and outstanding at June 30, 2022 and September 30, 2021, respectively	2	2
Paid in capital	65,321	65,284
Treasury stock common 614,348 shares as of June 30, 2022 and 534,520 shares as of September 30, 2021, respectively	(7,047)	(4,519)
Treasury stock Series E preferred 50,000 shares as of June 30, 2022 and of September 30, 2021, respectively	(7)	(7)
Retained earnings	40,144	14,768
Equity attributable to Live stockholders	98,413	75,528
Non-controlling interest	(448)	(448)
Total stockholders' equity	97,965	75,080
Total liabilities and stockholders' equity	$262,767	$211,738

LIVE VENTURES, INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(dollars in thousands, except per share)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2022	2021	2022	2021
Revenue	$68,269	$69,095	$213,133	$202,439
Cost of revenue	45,920	44,029	138,215	128,614
Gross profit	22,349	25,066	74,918	73,825

Operating expenses:
General and administrative expenses	13,407	13,794	40,718	38,638
Sales and marketing expenses	3,078	3,040	9,480	8,539
Total operating expenses	16,485	16,834	50,198	47,177
Operating income	5,864	8,232	24,720	26,648
Other income (expense):
Interest expense, net	(674)	(938)	(2,549)	(4,057)
Gain on Payroll Protection Program loan forgiveness	—	4,768	—	6,150
Gain (loss) on debt extinguishment	279	—	(84)	—
Loss on disposal of fixed assets	(443)	—	(444)	—
Loss on write-off of ROU asset	(522)	—	(522)	—
Gain on bankruptcy settlement	—	650	11,352	1,765
Other income (expense)	333	(76)	751	782
Total other income (expense), net	(1,027)	4,404	8,504	4,640
Income before provision for income taxes	4,837	12,636	33,224	31,288
Provision for income taxes	1,365	2,703	7,848	7,381
Net income	3,472	9,933	25,376	23,907
Net income attributable to non-controlling interest	—	5	—	178
Net income attributable to Live stockholders	$3,472	$9,938	$25,376	$24,085

Income per share:
Basic	$1.12	$6.35	$8.11	$15.41
Diluted	$1.11	$3.01	$8.01	$7.31

Weighted average common shares outstanding:
Basic	3,090,321	1,566,064	3,128,813	1,563,025
Diluted	3,130,925	3,297,854	3,169,258	3,294,815

LIVE VENTURES INCORPORATED

NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net income to total Adjusted EBITDA for the periods indicated (dollars in thousands):

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income	$3,472	$9,933	$25,376	$23,907
Depreciation and amortization	1,571	1,670	4,616	5,089
Stock-based compensation	—	(56)	37	230
Interest expense, net	674	938	2,549	4,057
Income tax expense	1,365	2,703	7,848	7,381
Gain on bankruptcy settlement	—	(650)	(11,352)	(1,765)
Gain/loss on extinguishment of debt	(279)	(4,768)	84	(6,150)
Acquisition costs	974	—	974	—
Write-off of fixed assets	438		438	—
Write-off of ROU assets	522		522	—
Other company initiatives	103	—	101	—
Non-recurring loan costs	—	—	—	271
Adjusted EBITDA	$8,840	$9,770	$31,193	$33,020